Exhibit 10(b)44
                           DEFERRED COMPENSATION PLAN

                     FOR DIRECTORS OF ALABAMA POWER COMPANY

                          As Amended and Restated as of

                                 April 25, 1997

                                    ARTICLE I

                                   DEFINITIONS

         1.1 Board of Directors shall mean the Board of Directors of Alabama Power Company.

         1.1A Accrued Pension means the U.S. dollar amount of the actuarially-determined present value of the accrued and unpaid past service pension benefits under The Southern Company Outside Directors Pension Plan (the "Directors Pension Plan") of a Director acting as such at and as of December 31, 1996, as calculated as of the termination date of the Directors Pension Plan (the "Termination Date"), taking into account the Director's age and years and months of past service and such other assumptions as shall be reasonable and uniformly applied to all Directors.

         1.2      Company shall mean Alabama Power Company.

         1.3      Common Stock shall mean the Common Stock of Southern Company.

         1.4 Compensation shall mean the compensation payable to the Directors of the Company and shall include retainer fees and meeting fees, as determined from time to time by the Board of Directors, except such term shall not include Common Stock payable to a Director under the Outside Directors Stock Plan for Subsidiaries of Southern Company.

         1.5 Compensation Committee shall mean the Compensation Committee appointed by the Board of Directors.

         1.6 Deferred Compensation Account shall mean the account established pursuant to Section 7.1 for a Director who elects to participate in the Plan.

         1.7 Director shall mean a member of the Board of Directors and shall include an Advisory Director.

         1.8 Market Value shall mean the average of the high and low prices of the Common Stock, as published in the Wall Street Journal in its report of New York Stock Exchange composite transactions, on the date such Market Value is to be determined, as specified herein (or the average of the high and low sale prices on the trading day immediately preceding such date if the Common Stock is not traded on the New York Stock Exchange on such date).




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         1.9 Plan shall mean this Deferred Compensation Plan for the Directors of Alabama Power Company.

         1.10 Plan Period shall mean the period designated in Article V.

                                   ARTICLE II

                                     PURPOSE

         2.1 The Plan provides a method of deferring payment to a Director of his Compensation as fixed from time to time by the Board of Directors, until termination of his service on the Board.

                                   ARTICLE III

                                   ELIGIBILITY

         3.1 An individual who serves as a Director and is not otherwise actively employed by the Company or any of its subsidiaries shall be eligible to participate in the Plan.

                                   ARTICLE IV

                                 ADMINISTRATION

         4.1 The Plan shall be administered by the Compensation Committee of the Board of Directors as appointed from time to time. The Compensation Committee shall have the power to interpret the Plan and, subject to its provisions, to make all determinations necessary or desirable for the Plan's administration.

                                    ARTICLE V

                                  PLAN PERIODS

         5.1 The first Plan Period shall commence the first day of the month which begins at least thirty (30) days following the date a Director is elected to that position. Said first Plan Period shall continue until the end of the calendar year during which the Director was elected to that position and all subsequent Plan Periods shall be on a calendar year basis.

                                   ARTICLE VI

                                  PARTICIPATION

         6.1 Prior to the beginning of any Plan Period, a Director may elect to participate in the Plan by directing that payment of all or any part of the Compensation which would otherwise be paid to the Director in the next succeeding Plan Period be deferred until the Director terminates his membership on the Board of Directors.

         6.2 The deferred payment shall be computed by the Company in accordance with one of the following methods as elected by the Director:



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         (a) The amount deferred shall be treated as a sum certain to which the
Company will add in lieu of interest an amount equal to the prime rate of interest set by AmSouth Bank, N.A. Interest shall be computed as if credited from the date such Compensation would otherwise have been paid and shall be compounded quarterly at the end of each calendar quarter. The prime rate in effect on the first day of each calendar quarter shall be deemed the prime rate in effect for each calendar quarter. Interest will be treated as if accrued and will be compounded on any balance until such amount is fully distributed.

         (b) The amount deferred shall be treated as though invested in Common Stock and the number of shares (including fractional shares) credited to the Director's Deferred Compensation Account shall be based on the Market Value of the Common Stock as of the date the Compensation would otherwise have been paid. As of each date of payment of dividends on the Common Stock, there shall be credited with respect to shares of Common Stock in the Director's Deferred Compensation Account such additional shares (including fractional shares) of Common Stock as follows:

         (i) In the case of cash dividends, such additional shares as could be purchased at the Market Value as of the dividend payment date with the dividends which would have been payable if the credited shares had been outstanding;

         (ii) In the case of dividends payable in property other than cash or Common Stock, such additional shares as could be purchased at the Market Value as of the payment date with the fair market value of the property which would have been payable if the credited shares had been outstanding; or

         (iii) In the case of dividends payable in Common Stock, such additional shares as would have been payable on the credited shares if they had been outstanding.

         6.3 The election to defer payment of all or any part of the Compensation ("Deferral Election") and the method by which the Company shall compute the deferred payment in accordance with Section 6.2 shall be made by written notice on a form prescribed by the Compensation Committee and delivered to the Secretary of the Company prior to the first day of a Plan Period. At the time of the initial election made under this Article VI, the Director shall elect the form of payment to be received upon termination of his membership on the Board of Directors, such form of payment to be either (1) a lump sum distribution, or (2) annual or quarterly installments, over a period not to exceed fifteen (15) years and the time for commencement of distribution of payment, which shall not be later than the first day of the month coinciding with or next following the second anniversary of the termination of his membership on the Board of Directors. The Deferral Election shall be irrevocable and shall continue from year to year unless the Director terminates participation or changes the election regarding future payments by submitting a written request to the Secretary on a form prescribed by the Compensation Committee. Although a Director may submit such a written request at any time during the calendar year, the effective date of such a termination of participation or change in the Deferral Election shall not affect amounts previously deferred.




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The initial Deferral Election made after the effective date of this Amendment
Three with respect to (a) the method of payment, whether it be lump sum or installments, including the number of installments selected, and (b) the time for commencement of distribution of a Director's Deferred Compensation Account may not be revoked and shall govern the distribution of a Director's Deferred Compensation Account, except as provided in Section 6.6. This Amendment Number Three shall have no affect on the payment of benefits to Directors who completed service prior to the effective day of this Amendment, and their benefits shall be payable in accordance with the terms of the Plan prior to this Amendment.

         6.4 A Director who has filed a termination of election may thereafter file a new election to participate to be effective as of the first day of the Plan Period subsequent to the filing of such new election. A new election is subject to all requirements for participation contained in this Article VI of the Plan. The new election shall not affect amounts previously deferred.

         6.5 Any Director, who has an Accrued Pension as of the Termination Date, may make a single one-time election, on or before June 1, 1997 in writing and on a form prescribed by the Compensation Committee, to convert his or her Accrued Pension into a deferred pension account under the Plan (a "Deferred Pension Account"). Upon making a deferred pension election (a "Deferred Pension Election"), a new Deferred Pension Account will be established in the Director's name and will be credited with the amount of his or her Accrued Pension so converted. Once made, a Deferred Pension Election cannot be changed or revoked. A Deferred Pension Election shall defer the starting date for the payment of the designated amount of the Director's Accrued Pension, and any investment return credited thereon, until the termination of the Director's membership on the Board. In the event of any such Deferred Pension Election, the form of payment of any distribution (i.e., in a lump sum or in approximately equal quarterly or annual installments over a period not to exceed fifteen (15) years) and the starting date of such distribution (which may not be later than the date which is twenty-four (24) months following the date of termination of membership on the Board), shall be elected at the same time. Except as otherwise provided by the Plan, such form of payment and time of payment election shall not be changed or revoked.

         6.6 Except as provided below, with the approval of the Compensation Committee, a Director may amend a prior Deferral Election on a form prescribed by the Compensation Committee not prior to the 390th day nor later than the 360th day prior to his termination of membership on the Board of Directors in order to change (a) the form, and/or (b) the time for commencement of the distribution of his Deferred Compensation Account in accordance with the terms of the Plan; provided, however, that any Director whose election is restricted by the Securities and Exchange Act of 1934, as amended, with respect to equity securities of The Southern Company, shall not be permitted to amend his Deferral Election if such an amendment would be restricted by Rule 16 of the Securities and Exchange Act of 1934, as amended.


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Any such amendment to a prior Deferral Election, as described in this Section
6.6, shall be contingent upon the Director's completion of his term of membership on the Board of Directors, except in the event of the disability or death of such Director.

                                   ARTICLE VII

                         DEFERRED COMPENSATION ACCOUNTS

         7.1 An account shall be established on the Company books for each Director electing deferral, which shall be designated as the Deferred Compensation Account of said Director. The amounts computed in accordance with
Article VI shall be credited to the account.

         7.2 At the end of each Plan Period, a report shall be issued to each Director who has a Deferred Compensation Account which sets forth the amount and the Market Value of any shares of Common Stock (and fractions thereof) reflected in such account.

                                  ARTICLE VIII

                            DISTRIBUTION OF ACCOUNTS

         8.1 When a Director terminates his membership on the Board of Directors, said Director shall be entitled to receive the entire amount and the market value of any shares of Common Stock (and fractions thereof) reflected in his Deferred Compensation Account as computed in accordance with Section 6.2, payable in cash in accordance with his deferral election pursuant to Section
6.3. No portion of a Director's Deferred Compensation Account shall be distributed in Common Stock. In the event a Director shall have elected to receive the balance of his Deferred Compensation Account in a lump sum, distribution shall be made following his termination of membership on the Board in accordance with his election regarding time of payment of benefits. In the alternative, the Director may irrevocably elect by written notice to the Secretary of the company to receive quarterly or annual installments of the deferred amount. The installments shall not extend over a period longer than fifteen (15) years. The election shall be part of the initial election to defer the payment of Compensation. The payment or payments shall be in cash. In the event the Director shall have elected to receive installments, the first payment shall commence in accordance with his election regarding the time of payment of benefits and shall be an amount equal to the balance in the Director's Deferred Compensation Account on such date divided by the number of installment payments. Each subsequent payment shall be an amount equal to the balance of the Director's Account on the payment date divided by the number of remaining payments. Notwithstanding a Directors election to receive his Deferred Compensation Account balance in installments, the Compensation Committee, upon request of the Director or his legal representative, and in its sole discretion, may accelerate the payment or any such installments for cause, such as financial hardship or financial emergency. The Market Value of any shares of Common Stock credited to a Director's Deferred Compensation Account shall be determined as of the twenty-fifth (25th) day of the month immediately preceding the date of any lump sum or installment distribution.



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         8.2 Upon the death of a Director, or a former Director prior to the payment of all amounts credited to said Director's Deferred Compensation Account, the entire unpaid balance shall be paid to the designated beneficiary of such Director or former Director within thirty (30) days of the date of death or as soon as reasonably possible thereafter. In the event a beneficiary designation is not on file or the designated beneficiary is deceased or cannot be located, payment shall be made to the estate of the Director or former Director.

         8.3 The beneficiary designation referred to above may be changed by a Director or former Director at any time, and without the consent of the prior beneficiary, on a form to be provided by the Secretary of the Company.

                                   ARTICLE IV

                                  MISCELLANEOUS

         9.1 No Director or Beneficiary shall have any right to sell, assign, transfer, encumber or otherwise convey the right to receive payment of any benefit payable hereunder, which payment and the right thereto are expressly declared to be nonassignable and nontransferable. Any attempt to do so shall be null and void and of no effect.

         9.2 The Company shall not reserve or otherwise set aside funds for the payment of its obligations hereunder, which obligations will be paid from the general assets of the Company. Notwithstanding that a Director shall be entitled to receive the entire amount in his Deferred Compensation Account as provided in
Section 8.1, any amounts credited to a Director's Account to be paid to such Director shall at all times be subject to the claims of the Company's creditors.

         9.3 The Board of Directors may terminate the Plan at any time or may, from time to time, amend the Plan; provided, however, that no such amendment or termination shall impair any rights to payments which had been deferred under the Plan prior to the termination or amendment.

         9.4 This Plan shall be construed in accordance with and governed by the laws of the State of Alabama.